UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                          Eos Energy Enterprises, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                               COM USD0.0001 CL A
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    29415C101
                  --------------------------------------------
                                 (CUSIP Number)


                                December 31, 2022
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[] Rule 13d-1(c)

[] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 29415C101                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	ONE COLEMAN STREET, LONDON, EC2R 5AA, UK


------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	0


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	0.00%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

-----------------------
  CUSIP No. 29415C101                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	LGIM MANAGERS (EUROPE) LIMITED

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	70 SIR JOHN ROGERSONS QUAY, DUBLIN 2, IRELAND



------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	0.00%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 29415C101                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

	LEGAL & GENERAL UCITS ETF PLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

	70 SIR JOHN ROGERSONS QUAY, DUBLIN 2, IRELAND



------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of
			0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                        0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting           0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                        0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


	0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


	0.00%


------------------------------------------------------------------------------
12.   Type of Reporting Person

	FI (NON U.S INSTITUTION)

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   Eos Energy Enterprises, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   3920 PARK AVENUE
                   EDISON NJ 08820

Item 2(a).LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED IS A DISCRETIONARY
		   INVESTMENT MANAGER AUTHORISED AND REGULATED BY THE UK FINANCIAL
		   CONDUCT AUTHORITY.
 		   LEGAL & GENERAL UCITS ETF PLC  IS ORGANISED AS AN
 		   OPEN-ENDED INVESTMENT COMPANY WITH VARIABLE CAPITAL. THE COMPANY
 		   IS STRUCTURED AS AN UMBRELLA FUND AND IS COMPRISED OF SEPARATE
 		   SUB-FUNDS. THE COMPANY HAS SEGREGATED LIABILITY BETWEEN ITS FUNDS
 		   AND IS ORGANISED UNDER THE LAWS OF IRELAND AS A PUBLIC LIMITED
 		   COMPANY PURSUANT TO THE COMPANIES ACT (2014)
 		   (AS AMENDED)(THE "COMPANIES ACT"). THE COMPANY HAS ENTERED INTO
 		   A MANAGEMENT AGREEMENT WITH LGIM MANAGERS (EUROPE) LIMITED UNDER
 		   WHICH THE MANAGER IS RESPONSIBLE FOR THE MANAGEMENT OF THE COMPANYS
 		   AFFAIRS. LGIM MANAGERS (EUROPE) LIMITED IS A LIMITED LIABILITY
 		   COMPANY INCORPORATED IN IRELAND AND AUTHORISED BY THE CENTRAL BANK
 		   OF IRELAND AS A SUPER MANCO. THE MANAGER HAS APPOINTED LEGAL &
 		   GENERAL INVESTMENT MANAGEMENT LIMITED AS INVESTMENT MANAGER FOR
 		   EACH OF THE FUNDS. THE INVESTMENT MANAGER IS AUTHORISED AND
 		   REGULATED BY THE UK FINANCIAL CONDUCT AUTHORITY.


		   Name of Persons Filing:

		   THIS STATEMENT IS FILED BY:

                   (i) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED
                   (ii) LGIM MANAGERS (EUROPE) LIMITED
                   (iii) LEGAL & GENERAL UCITS ETF PLC

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE ADDRESS OF PRINCIPAL BUSINESS OFFICE IS:

                   (i) ONE COLEMAN STREET, LONDON, EC2R 5AA
                   (ii) 70 SIR JOHN ROGERSONS QUAY, DUBLIN 2, IRELAND
                   (iii) 70 SIR JOHN ROGERSONS QUAY, DUBLIN 2, IRELAND

Item 2(c).         Citizenship:
                   (i) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - UK
                   (ii) LGIM MANAGERS (EUROPE) LIMITED - IRELAND
                   (iii) LEGAL & GENERAL UCITS ETF PLC - IRELAND

Item 2(d).         Title of Class of Securities:
                   COM USD 0.01

Item 2(e).         CUSIP Number:
                   29415C101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_]  Broker or dealer registered under Section 15 of the Act

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act


          (c).[_]  Insurance company as defined in Section 3(a)(19) of the Act

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j).[X] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:

		   (i) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 0
 		   (ii) LGIM MANAGERS (EUROPE) LIMITED - 0
 		   (iii) LEGAL & GENERAL UCITS ETF PLC - 0

          (b).     Percent of Class:

		   (i) LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 0.00%
		   (ii) LGIM MANAGERS (EUROPE) LIMITED - 0.00%
 		   (iii) LEGAL & GENERAL UCITS ETF PLC - 0.00%

          (c).     Number of shares as to which such person has:

                   (i).    Sole power to vote or to direct  the vote: 0


                   (ii).   Shared power to vote or to direct the vote:

		   LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 0 LGIM MANAGERS (EUROPE) LIMITED - 0
		   LEGAL & GENERAL UCITS ETF PLC - 0

                   (iii). Sole power to dispose or to direct the disposition of:

		   LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED - 0

		   (iv). Shared power to dispose or to direct the disposition of: 0



Item 5.            Ownership of Five Percent or Less of a Class.

		   NOT APPLICABLE

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

		   NOT APPLICABLE

Item 8.            Identification and Classification of Members of the Group.

		   NOT APPLICABLE

Item 9.            Notice of Dissolution of Group.

		   NOT APPLICABLE

Item 10.           Certification.
                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




--------------------------

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2022

             LEGAL & GENERAL INVESTMENT MANAGEMENT LIMITED

             By:/s/ MARY ANN COLLEDGE
              ----------------------------------------
             Name:  MARY ANN COLLEDGE
             Title: HEAD OF CONDUCT ADVISORY